INTELECT COMMUNICATIONS, INC.



                                 July 15, 1998


BY TELECOPIER NO. (732) 747-3687
Mr. John Burke
Navesink Equity Derivative Fund LDC
c/o Rumson Capital, L.L.C.
The Galleria Building One, 3rd Floor
2 Bridge Avenue
Red Bank, New Jersey  07001

      Re: Intelect Communications, Inc. (the "Company") -- 10% Cumulative Convertible Preferred Stock, Series B of the Company ("Series B Preferred Stock")

Dear Mr. Burke:

      The Company agrees that it will not redeem from Navesink Equity Derivative Fund LDC, a Cayman Islands limited duration company ("Navesink") the Series B Preferred Stock for a period of six (6) months following the date hereof, and following such 6 month period the Company will provide Navesink thirty (30) days advance written notice of its intention to redeem such shares (the "notice of intent to redeem"). In the event of a redemption, it is understood that the redemption price will be the greater of (i) $5.25 per share, or (ii) the average closing market bid price of the Common Stock of the Company for the five consecutive trading days prior to the date of the notice of intent to redeem, as quoted on the NASDAQ Stock Market or such other exchange on which the Common Stock is then listed, notwithstanding anything to the contrary in Section 3.01 of the Certificate of Designations, Preferences and Rights for the Series B Preferred Stock. Navesink represents to the Company that it is the holder of all of the outstanding shares of the Series B Preferred Stock and that you have full power and authority to enter into this letter agreement on behalf of Navesink. This letter agreement is made by the Company in favor of Navesink and may not be assigned or transferred by Navesink to any other person or entity. Further, this letter agreement is intended for the benefit of the Company and Navesink and is not for the benefit of, nor may any provision in this agreement, be enforced by any other person. The agreement of the Company to not redeem the Series B Preferred Stock shall be effective only upon the filing and acceptance of the Certificate of Correction by the Secretary of State of Delaware relating to the Series B Preferred Stock, and in the event that such Certificate of Correction is not so filed and accepted, this letter shall be void and be of no effect.

       If this is agreement is acceptable to you, please sign below where indicated.


                                               Very truly yours,


                                               Herman M. Frietsch
                                               Chairman and Chief
                                               Executive Officer


Agreed and Accepted this
___ day of July, 1998

Navesink Equity Derivative Fund, LDC
By: Rumson Capital, L.L.C., its investment
manager


By:___________________________
     John Burke, Managing Member

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